Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) executed this 3rd day of July, 2012, and effective as of July 16, 2012 (the “Effective Date”), is between Rhino GP LLC (“Employer”) and Whitney R. Calvert (“Employee”).

W I T N E S S E T H

WHEREAS Employer desires employ Employee on the terms hereof, and Employee desires to engage employment with Employer on such terms.

The foregoing recitals are an integral part of this Agreement and not mere recitals.  In consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Terms and Duties.  The Employer hereby shall employ Employee as its Vice President and General Counsel continuing from the Effective Date until June 30, 2015, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), with such duties customary to such position as Employer may reasonably designate during the Employment Term.  The Employee shall also serve as an officer of those other subsidiaries of Rhino Resource Partners LP (NYSE:  RNO) that Employer designates.  The Employee agrees to devote all of her business time and her best efforts to the business of Employer as may be necessary to perform her duties in accordance with the policies and budgets established from time to time by Employer.  During the Employment Term, the Employee will not have any other paid employment.  Employee shall be bound by, and agree to comply with, all policies, procedures, and employment conditions of Employer in effect from time to time applicable to its employees.

2.             Compensation.  For Employee’s services hereunder during the Employment Term, Employer shall pay to Employee a salary at the rate of $190,000 per year, payable periodically in accordance with Employer’s usual executive payroll payment procedures, subject to annual review for possible increase consistent with Employer’s customary salary review practices.

3.             Bonus & Equity Incentive Compensation.  Employee shall be eligible for an annual discretionary bonus of up to 40% of Employee’s base salary.  Such bonus shall commence with a pro-rated bonus for calendar year 2012 and shall be determined and paid within 120 days of each the calendar year of the Employment Term.  Employee shall also participate in any equity incentive compensation (e.g. “phantom unit” grants) applicable to Employer’s senior management group in such amounts, and on such terms, as Employer’s CEO, acting in consultation with Employer’s Compensation Committee, may decide in their sole and absolute discretion.

4.             Place of Employment. The Employee’s regular place of employment during the Employment Term shall be at the Employer’s executive offices in Lexington, Fayette County, Kentucky.

5.             Travel; Expenses.  The Employee shall engage in such travel as may reasonably be required in connection with the performance of her duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out her duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of employee expenses.

6.             Confidentiality; Competition.

(a)           The Employer possesses and will continue to possess confidential information to which the Employee may gain access. For the purposes hereof, all non-public information about the business and affairs of the Employer and its affiliates (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that she will have access to and knowledge of Employer Confidential Information, and that improper use or disclosure of same by the Employee during or after the Employment Term could cause serious injury to the business of the Employer. Accordingly, the Employee agrees that she will forever keep secret and inviolate all Employer Confidential Information which comes into her possession, and that she will not use the same for her own private benefit, or directly or indirectly for the benefit of others, and that she will not disclose such Employer Confidential Information to any other person except as necessary in the proper pursuance of her duties.

(b)           The Employee agrees that during the Employment Term (and for a period of one (1) year after Employee’s voluntary resignation or six (6) months following Employee’s termination by the Employer with or without cause) the Employee will not (whether as an officer, director, partner, proprietor, member, shareholder, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the business of coal mining, coal processing, coal loading or coal marketing within the states of Kentucky, West Virginia, Ohio, Utah or Colorado. For purposes of the preceding sentence, the Employee shall be deemed to be engaged in any business with any person for whom she shall be an employee, officer, director, owner, employer, consultant, shareholder, member or partner. Notwithstanding the foregoing, there shall be no restriction under this subsection (b) on the private practice of law by the Employee (including outside representation of coal companies) nor on the Employee owning, as a passive investment, less than five percent (5%) of the voting or non-voting securities of any publicly traded company. During such period of non-competition, and for a period of six (6) months thereafter, Employee shall not directly or indirectly solicit, interview or make any decision or recommendation to hire or to retain as a consultant or advisor or in any other capacity, any current employee of Employer, for herself, or for or to, any other person or entity.  Employee shall notify any subsequent employer of Employee of the foregoing agreement

(c)           The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 6 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)           The Employee acknowledges that any violation by her of the provisions of this paragraph 6 could cause serious and irreparable harm and damage to the Employer. She further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened reach of the provisions of paragraph 6 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by her of the provisions of this paragraph 6, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

7.             Benefits; Vacation. The Employer agrees to provide to the Employee the benefits available to its senior management group (i.e. CEO, CFO, Sr. Vice Presidents, etc.), as modified from time to time.  Without limiting the foregoing, such benefits shall include family participation in Employer’s group health insurance plan and other benefit plans.  Employee shall be entitled to three (3) weeks of vacation per year.  Unused vacation may carry over to future years if approved by the Employer’s CEO in her or her discretion.  Employer shall reimburse Employee (i) Employee’s annual dues to maintain her membership in the Kentucky Bar Association and license to practice law in the Commonwealth of Kentucky, and (ii) reasonable expenses incurred in obtaining the necessary continuing legal education credits (which credits shall be for courses helpful to Employee’s employment hereunder) required to remain in good standing as a member of the Kentucky Bar Association.

8.             Indemnification.  Subject to the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 11 below), Employer shall indemnify and hold harmless Employee from and against any loss, cost, damage, expense, or liability incurred by Employee for any action taken or that has been taken by Employee under the Prior Agreement in the scope of Employee’s employment for the Employer, provided such action (i) is within the scope, duties, and authority of Employee, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Employee, as finally determined by a court of competent jurisdiction.  The obligations of the Employer under this Section 8 shall survive the termination of this Agreement.  If there is any conflict between this Section 8 and the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 11 below), the Company’s limited liability company agreement shall control, provided however, that no revision to the Company’s limited liability company agreement may effect any diminishment to the Company’s indemnification obligations hereunder as they exist on the date hereof.

9.             Employee’s Representation Regarding Prior and Future Employment.  Employee hereby represents to the Employer that she has full lawful right and power to enter into this Agreement and carry out her duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which she may be bound. Further, Employee hereby represents to the Employer that (i) she is not listed in the Office of Surface Mining’s Applicant Violator System database and (ii) Employee is a member in good standing of the Kentucky Bar Association and is licensed to practice law in the Commonwealth of Kentucky.  Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

10.          Termination for Cause, Employment at Will or Voluntary Resignation by Employee.   If Employee shall:

(a)           commit an act of dishonesty against the Employer or fraud upon the Employer; or

(b)           breach her obligations under this Agreement and fail to cure such breach within five (5) days after written notice thereof, or

(c)           be indicted for or convicted of a crime involving moral turpitude; or

(d)           materially fail or neglect to diligently perform her duties hereunder;

then, and in any such case, the Employer may terminate the employment of the Employee “for cause” hereunder.  In the event of termination “for cause” or voluntary resignation by Employee, the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued  or been payable after such termination.  However, in the event of a termination by Employer of the employment of the Employee other than “for cause”, the Employer shall (i) pay to the Employee a severance payment equal to six (6) months of Employee’s base salary then in effect, plus (ii) continue Employee’s family health insurance coverage under Employer’s group plan, at the same premium cost to Employee as was in effect on the date of termination, until the earlier of (x) six (6) months following such termination other than “for cause”, or (y) the date Employee is covered under a health insurance policy through a subsequent employer.

11.          Successors.  The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and her legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

12.          Waiver of Breach.  The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s President.

13.          Amendments.  No amendment or variations of the terms and conditions of this Agreement or any waivers of the provisions hereof shall be made unless the terms of such amendment, variation or waiver are in a writing which explicitly states that it is intended to amend, vary or waive a right under this Agreement and then only when and-duly executed by Employee and Employer’s President.

14.          Entire Agreement; Survival.  This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.  The terms of this Agreement shall survive the termination or expiration of this Agreement and the conclusion of the Employment Term.

15.          Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette Circuit Court and hereby waives any objection to venue of any action brought in said court.

16.          Counterparts.  This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

17.          Confidential Terms.  Employee agrees to maintain as confidential the terms and conditions of this Agreement, provided however Employee may disclose the terms of this agreement to her legal counsel, and accountant or tax preparer, or as may be otherwise required by law.

18.          JURY TRIAL WAIVER.  EMPLOYEE HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

Rhino GP LLC

By:	/s/ David G. Zatezalo
David G. Zatezalo, CEO

EMPLOYEE:

/s/ Whitney R. Calvert
Whitney R. Calvert